NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Midas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

April 2, 2003

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois.

At the annual meeting, we will ask you to consider and vote upon the election of one director and the ratification of the appointment of KPMG LLP as the independent auditors of Midas. We will also discuss Midas’ performance and respond to your questions.

The formal notice of annual meeting and the proxy statement follow. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the attached proxy statement.

Sincerely,

Robert R. Schoeberl

Chairman

Alan D. Feldman

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Thursday, May 8, 2003

Time:	11:00 a.m., local time

Place:	O’Hare Hilton Hotel O’Hare International Airport Chicago, Illinois 60666

Purposes:

•	To elect a director to a term of office expiring at the 2006 Annual Meeting of Shareholders;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 3, 2004; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 21, 2003.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Chicago, Illinois

April	2, 2003

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midas.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference.

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. If you own common stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote”.

On or about April 2, 2003, we began mailing these proxy materials to all shareholders of record at the close of business on March 21, 2003. On the record date, there were 15,040,374 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will:

•	Elect a director to a term of office expiring at the 2006 Annual Meeting of Shareholders;

•	Ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 3, 2004; and

•	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote”.

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-877-779-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By internet—You can vote by internet by going to the website http://www.eproxyvote.com/mds and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote for the election of our director nominee or (ii) withhold authority to vote for our director nominee, by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG LLP as the independent auditors of Midas.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our director nominee; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas.

Employees Who are Shareholders

If you are one of our many employees who participate in the Midas common stock fund under Midas’ Retirement Savings Plan (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions are counted as present, and non-votes, which are discussed in the next section, may be counted as present, to establish a quorum.

Non-Votes

Non-votes occur when shares are specifically indicated as not being voted as to a particular proposal. If you are the registered holder of shares, your shares that you specifically indicate you are not voting as to one or more proposals will not be counted as present at the annual meeting as to those proposals, but will be considered present at the annual meeting as to any proposal on which you vote and, in that case, will count towards the presence of a quorum. If a quorum is present, your unvoted shares as to the election of directors or another proposal will not affect the outcome of the election of directors or whether that proposal is approved or rejected.

If you hold your shares in “street name”, your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not instruct your broker how to vote, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. These unvoted shares are called “broker non-votes.” If a quorum is present, broker non-votes as to the election of directors or another proposal will not affect the outcome of the election of directors or whether that proposal is approved or rejected.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the person receiving the greatest number of votes will be elected to serve as a director. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

If a quorum is present at the meeting, ratification of the appointment of KPMG LLP as the independent auditors of Midas requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Accordingly, abstentions with respect to the proposal will be treated as votes against that proposal. Broker non-votes with respect to the proposal will not affect whether that proposal is approved or rejected.

Revocation of Proxies

If you are a registered holder of common stock, you may revoke your proxy at any time before your proxy is voted by: (i) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy card (including by internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name”, you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-laws, generally no business besides the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTOR

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

The terms of Jarobin Gilbert, Jr. and Herbert M. Baum expire at the 2003 annual meeting. Messrs. Gilbert and Baum are now directors of Midas. Mr. Gilbert has notified Midas of his willingness to stand for re-election to the Board. Mr. Baum has notified Midas that he will not be standing for re-election to the Board in order to tend to existing duties. If our director nominee fails to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The following sets forth information as to our director nominee for election at the annual meeting and each director continuing in office.

Nominee for election at the annual meeting to a term expiring in 2006:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	57

Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He is a director of PepsiAmericas, Inc. and Footlocker, Inc. He also serves on the Board of Directors of the American Council on Germany and the Harlem Partnership. He is a permanent member of the Council on Foreign Relations.

The Board of Directors recommends a vote FOR our nominee for director. Directors whose present terms continue until 2004:
Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	72

Dr. Dykes is Chairman of Capital City Holdings, Inc., a venture capital organization based in Nashville, Tennessee. In addition, he is the Non-Executive Chairman of the Board of Directors of Fleming Companies, Inc., a U.S. wholesale food distributor. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is lead director of PepsiAmericas, Inc., a producer and distributor of Pepsi-Cola brand products and a variety of non-alcoholic beverages, and is a director of Fleming Companies, Inc., and Raytech Corporation, a supplier of automotive friction materials. He is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Name	Director Since	Age	Principal Occupation and Directorships
Alan D. Feldman	2003	51

Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operations posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, after having served as its Senior Vice President of Operations from 1990 to 1993.

Directors whose present terms continue until 2005:
Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	59

Mr. Bindley is President of Bindley Capital Corporation, a private investment and consulting firm, which he founded in 1998. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation (now called PepsiAmericas, Inc.). Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. Mr. Bindley is a director of the Lincoln National Income Fund, Inc., and the Lincoln National Convertible Securities Fund, Inc. He also serves as a director of Junior Achievement of Chicago and as a member of the Board of Advisors of the McDonough School of Business at Georgetown University.

Robert R. Schoeberl	1998	67

Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. He was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985. Mr. Schoeberl serves as a director of TBC Corporation and Lund Industries. He is a member of the Board of Trustees at Mount Mercy College and the Automotive Foundation.

Meetings and Committees of the Board

The Board is responsible for the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board of Directors is responsible for considering nominations of prospective Board members. The Board will consider nominees recommended by directors, shareholders and management who present for evaluation by the Board appropriate information with respect to the suggested candidate, provided that nominations by shareholders must be made in accordance with the By-Laws. See “Shareholder Proposals” below.

The Board met sixteen times in 2002. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served.

To facilitate independent director review, and to make the most effective use of the directors’ time and capabilities, the Board has established an Executive Committee, Audit and Finance Committee and Compensation Committee. None of the members of the Audit and Finance Committee or Compensation Committee is, or has been, an employee of Midas. The following table sets forth the membership of each Committee.

Name	Executive Committee		Audit and Finance Committee		Compensation Committee
Herbert M. Baum					X
Thomas L. Bindley	X		X
Archie R. Dykes					X	*
Alan D. Feldman	X	*
Jarobin Gilbert, Jr.			X	*	X
Robert R. Schoeberl	X		X

* Chairperson

The Executive Committee acts, except as limited by applicable law, in lieu of the full Board between meetings of the Board. The Committee met one time in 2002.

The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, the Committee reviews Midas’ internal audit reports, Annual Report, Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also supervises the financial affairs of Midas and receives and reviews reports of the Benefits Committee of the Midas Benefit Programs.

As required by the rules of the New York Stock Exchange, all of the members of the Audit and Finance Committee are independent. In March 2003, the Audit and Finance Committee approved and adopted a revised charter, a copy of which is attached to this proxy statement as Exhibit A. The charter has been revised in a manner consistent with the recent corporate governance reforms mandated by the Sarbanes-Oxley Act of 2002. The Audit and Finance Committee will consider such additional revisions to its charter as it deems necessary or appropriate upon the finalization of the proposed New York Stock Exchange listing standards. The Committee met four times in 2002.

The Compensation Committee oversees the compensation policies of Midas, administers employee incentive plans, reviews officers’ salaries, approves significant changes in salaried employee benefits and recommends to the Board such other forms of remuneration as it deems appropriate. The Committee met seven times in 2002.

Compensation of Directors

Directors who are not employees of Midas receive an annual retainer of $25,000, plus $1,000 for each meeting of the Board attended and $1,000 for each Board Committee meeting attended. The Chairperson of each Board Committee is paid an additional $3,000 annual retainer. In 2002, each director was granted one ten-year option to purchase 2,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant. These options become exercisable in equal annual installments on each of the first five anniversaries of the date of grant. In the event of a Change in Control, as defined in Midas’ Stock Incentive Plan, each option becomes fully exercisable or, in certain cases, will be settled in cash by Midas.

In addition to the fees described above, the Board of Directors agreed to pay to Robert R. Schoeberl, as compensation for his services as Midas’ Non-Executive Chairman of the Board of Directors, a one-time supplemental director fee in the amount of $150,000 for the one year period commencing October 1, 2002. Additionally, in conjunction with his appointment as Midas’ Non-Executive Chairman, Mr. Schoeberl was granted 15,000 restricted shares and one ten-year option to purchase 35,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The restricted shares vest, and the options become exercisable, in equal annual installments on each of the first three anniversaries of the date of grant. In the event of a Change in Control, as defined in Midas’ Stock Incentive Plan, the restricted shares and the option become fully vested and exercisable or, in certain cases, will be settled in cash by Midas.

Also in addition to the fees described above, the Board of Directors agreed to pay to Thomas L. Bindley, as compensation for his services as the Chairman of an ad hoc committee of independent directors, a one-time supplemental director fee in the amount of $3,000, which is the same compensation paid by Midas to its other Board committee chairpersons.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending January 3, 2004. KPMG LLP has been the independent auditors of Midas for more than 20 years. We expect that a representative of KPMG LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions as he or she may desire. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending January 3, 2004.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 3, 2004.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended December 29, 2001, and December 28, 2002, by Midas’ principal accounting firm, KPMG LLP:

	2001	2002
Audit Fees	$272,000	455,400
Audit Related Fees (a)	156,556	85,380
Tax Fees (b)	44,865	161,120
All Other Fees (c)	0	587,735

	$473,421	1,289,635

(a)	Includes fees for services provided in connection with internal audit.
(b)	Includes fees for services provided in connection with tax consulting and compliance.
(c)	Consists primarily of fees relating to refinancing activities.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and amended most recently in March 2003, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and assuring the independence of its external auditors, as well as overseeing its internal auditors. The Committee met four times in 2002.

The Audit and Finance Committee consists of three independent members, as independence is defined under the rules of the New York Stock Exchange.

In connection with the fiscal 2002 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees”, and has discussed with KPMG LLP any relationships that may affect their independence. The Audit and Finance Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Midas’ audited financial statements be included in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman

Thomas L. Bindley

Robert R. Schoeberl

CORPORATE GOVERNANCE

In 2002, the Sarbanes-Oxley Act was enacted and the New York Stock Exchange (“NYSE”) proposed new listing standards for companies listed on the NYSE. Each of these developments, when fully effective through regulations adopted by the Securities and Exchange Commission (“SEC”), will bring significant changes to corporate governance requirements for public companies in the U.S. In anticipation of these changes, Midas has prepared and adopted a Code of Ethics for its directors, officers and other employees and has revised its Audit and Finance Committee charter. Midas is in the process of preparing, and will ultimately adopt, several other new or revised governing documents, including Corporate Governance Guidelines and revised or new charter documents for each of its Board committees. Midas’ Board of Directors anticipates establishing a Nominating and Corporate Governance Committee in the near future. Midas expects to complete and publish these items after the final regulations under the Sarbanes-Oxley Act become effective and the NYSE listing standards are promulgated through SEC regulation, currently expected to be completed sometime during 2003.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Midas common stock on March 1, 2003, by each director of Midas, by each executive officer who is named in the summary compensation table and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the common stock based on the 15,040,374 shares outstanding on March 1, 2003, by each person known by Midas to be the beneficial owner of more than 5% of the common stock. Each of the following persons has sole voting and investment power with respect to the shares of common stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership (a)		Percent Of Class
Herbert M. Baum	4,353		*
Thomas L. Bindley	12,915		*
Archie R. Dykes	5,941		*
Jarobin Gilbert, Jr.	3,471		*
William M. Guzik	29,000		*
J. Lynn Parker	—		*
Wendel H. Province	149,514	(b)	*
Robert R. Schoeberl	18,000		*
Steven D. Shaneyfelt	46,000		*
Gary B. Vonk	49,275	(b)	*
John A. Warzecha	103,051		*
All Directors and Executive Officers as a Group (18 persons)	618,615	(c)	4.1%
Private Capital Management
8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	1,638,978	(d)	10.9%
Mario J. Gabelli and Marc J. Gabelli (and affiliates)
c/o Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580	1,258,400	(e)	8.4%
New Valley Corporation
100 S.E. Second Street, 32nd Floor Miami, FL 33131	1,017,000	(f)	6.8%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,000,900	(g)	6.6%
MLF Investments, LLC
2401 West Bay Drive, Suite 124 Largo, FL 33770	792,400	(h)	5.3%
Heartland Advisors, Inc.
789 North Water Street Milwaukee, WI 53202	781,500	(i)	5.2%

*	Less than 1%.
(a)

Includes shares which the named director or executive officer has the right to acquire prior to or on April 30, 2003 through the exercise of stock options as follows: Mr. Baum, 3,000 shares; Mr. Bindley, 3,000 shares; Dr. Dykes, 3,000 shares; Mr. Gilbert, 3,000 shares; Mr. Guzik, 14,000 shares; Mr. Parker, 0 shares; Mr. Province, 0 shares; Mr. Schoeberl, 3,000 shares; Mr. Shaneyfelt, 31,000 shares; Mr. Vonk, 0 shares; and Mr. Warzecha, 73,756 shares. Also includes shares of restricted stock owned by the named director or executive officer which have not yet vested as of April 30, 2003, as follows: Mr. Baum, 0 shares; Mr. Bindley,

0 shares; Dr. Dykes, 0 shares; Mr. Gilbert, 0 shares; Mr. Guzik, 11,250 shares; Mr. Parker, 0 shares; Mr. Province, 0 shares; Mr. Schoeberl, 15,000 shares; Mr. Shaneyfelt, 11,250 shares; Mr. Vonk, 0 shares; and Mr. Warzecha, 0 shares.

(b)	Based on information available to Midas on the executive’s last day of employment with Midas.
(c)	The number of shares shown as beneficially owned include 179,956 shares which the directors and executive officers have the right to acquire prior to or on April 30, 2003, through the exercise of stock options, 187,500 shares subject to possible forfeiture under outstanding restricted stock awards, and 9,649 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of January 31, 2003.
(d)	Based upon a Schedule 13G filed on February 14, 2003, Private Capital Management, a registered investment adviser, has shared dispositive and voting power with Bruce S. Sherman and Gregg J. Powers, the CEO and President, respectively, of Private Capital Management, with respect to 1,473,478 shares. Mr. Sherman has sole voting and dispositive power with respect to 115,500 shares, and Mr. Powers has sole voting and dispositive power with respect to 50,000 shares.
(e)	Based upon a Schedule 13D/A filed on September 30, 2002, by Mario J. Gabelli, Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one acts as chief investment officer of such reported shares: (i) 410,000 shares are held of record by Gabelli Funds, LLC; (ii) 829,400 shares are held of record by Gamco Investors, Inc.; and (iii) 19,000 shares are held of record by Gabelli Advisors, Inc. Each of these funds has sole voting and dispositive power with respect to the shares held of record by such fund.
(f)	Based upon a Schedule 13D/A filed on September 25, 2002, New Valley Corporation has sole dispositive and voting power with respect to all reported shares.
(g)	Based upon a Schedule 13G/A filed on February 11, 2003, Dimensional Fund Advisors, Inc., a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, possesses sole dispositive and voting power as to all reported shares.
(h)	Based upon a Schedule 13D/A filed on February 14, 2003, MLF Investments, LLC, a private investment consultant, has shared voting power with Matthew L. Fishbach, its managing member, with respect to 692,800 shares and shared dispositive power with respect to all such shares.
(i)	Based upon a Schedule 13G filed on February 13, 2003, Heartland Advisors, Inc. has sole voting power with respect to 200,400 shares and sole dispositive power with respect to 781,500 shares. William J. Nasgovitz, as a result of his position as an officer and director of Heartland, may be deemed to have sole voting power with respect to 523,300 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than ten percent of the common stock to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership and reports of changes in ownership of common stock. Such directors, officers and ten percent shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended December 28, 2002, its directors, executive officers and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows annual and long-term compensation for Midas’ Chief Executive Officer (and former Chief Executive Officer) and the four other most highly compensated executive officers of Midas serving at the end of fiscal 2002.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Fiscal Year		Salary($)	Bonus($)		Other Annual Compensation($)		Restricted Stock Awards($)(a)	Options/SARs (#)	All Other Compensation ($)(b)
Wendel H. Province	2002		450,000	0		278,375	(d)	0	0	727,228	(e)
Chairman and CEO (c)	2001		600,000	0		340,400	(d)	400,400	100,000	441,320	(e)
	2000		600,000	0		340,096	(d)	2,293,750	45,000	36,698

Gary B. Vonk	2002		370,000	0		41,792	(i)	292,400	0	71,420	(j)
President and Acting	2001	(g)	306,945	150,000	(h)	144,216	(i)	742,600	150,000	120,566	(j)
CEO/Executive Vice	2000		—	—		—		—	—	—
President and COO (f)

William M. Guzik	2002		230,000	0		31,471	(k)	0	50,000	14,462
Senior Vice President	2001		207,500	45,226		23,788	(k)	150,150	50,000	42,282	(l)
and CFO	2000		180,000	0		17,327	(k)	0	10,000	11,279

Steven D. Shaneyfelt	2002		265,625	0		22,838	(o)	0	0	16,658
Senior Vice President,	2001		230,000	0		21,643	(o)	150,150	55,000	73,299	(p)
Merchandising, and	2000	(m)	128,068	30,000	(n)	11,666	(o)	0	50,000	127,903	(p)
President, PWI

John A. Warzecha	2002		217,000	0		67,052	(q)	0	0	13,645
Senior Vice	2001		217,000	0		66,380	(q)	0	15,000	33,855	(r)
President, Franchise	2000		217,000	0		65,695	(q)	0	10,000	13,515
Operations and Sales

J. Lynn Parker	2002		211,150	25,000	(t)	15,941	(u)	0	10,000	25,069	(v)
Vice President,	2001	(s)	114,924	50,000	(t)	8,639	(u)	0	25,000	128,781	(v)
North American	2000		—	—		—		—	—	—
Wholesale Distribution

(a)	The number of shares of restricted common stock and their market value held by Messrs. Province, Vonk, Guzik, Shaneyfelt, Warzecha and Parker at December 28, 2002, were as follows: Mr. Province, 141,892 shares ($822,974); Mr. Vonk, 100,000 shares ($580,000); Mr. Guzik, 15,000 shares ($87,000); Mr. Shaneyfelt, 15,000 shares ($87,000); and Mr. Warzecha, 18,182 shares ($105,456); and Mr. Parker, 0 shares. All of these shares of restricted stock have vested, except for the following: (i) 30,000 shares held by Mr. Vonk which vest 10,000 shares each on January 22, 2003, 2004 and 2005; (ii) 15,000 shares held by Mr. Vonk which vest 5,000 shares each on November 8, 2003, 2004 and 2005; (iii) 40,000 shares held by Mr. Vonk which vest on November 11, 2004; (iv) 11,250 shares held by Mr. Guzik, which vest 3,750 shares each on November 8, 2003, 2004 and 2005; and (v) 11,250 shares held by Mr. Shaneyfelt, which vest 3,750 shares each on November 8, 2003, 2004 and 2005. Dividends are paid on restricted stock at the times and in the same amounts as dividends are paid to all shareholders.
(b)	Unless otherwise stated, the amounts shown for All Other Compensation are company-matching contributions under qualified and/or non-qualified defined contribution plans and executive term life insurance premium payments.
(c)	Mr. Province resigned as Midas’ Chairman and Chief Executive Officer in September 2002.

(d)	Includes interest expense of $211,432 in 2002, $268,096 in 2001 and $268,830 in 2000 in connection with the loan made by Midas to Mr. Province to allow Mr. Province to acquire restricted stock pursuant to Midas’ Executive Stock Ownership Program, which interest Midas had agreed to forgive during the period of Mr. Province’s employment.
(e)	Includes (i) $700,000 of severance payments in 2002, and (ii) a $268,185 retention award and $120,000 for repurchased stock options in 2001.
(f)	Mr. Vonk was appointed President and Acting Chief Executive Officer upon Mr. Province’s resignation in September 2002. Mr. Vonk resigned as Midas’ President and Acting Chief Executive Officer in January 2003.
(g)	Mr. Vonk joined Midas in January 2001.
(h)	Includes a $50,000 signing bonus and a $100,000 guaranteed bonus in 2001.
(i)	Includes (i) an $18,600 car allowance and $10,659 in club membership dues for 2002, and (ii) $115,924 in club membership fees and dues for 2001.
(j)	Includes relocation related expenses of $43,339 in 2002 and $101,377 in 2001.
(k)	Includes (i) an $18,600 car allowance and $8,231 in financial planning related fees for 2002, (ii) an $18,250 car allowance for 2001, and (iii) a $14,400 car allowance for 2000.
(l)	Includes $25,000 for repurchased stock options in 2001.
(m)	Mr. Shaneyfelt joined Midas in June 2000.
(n)	Includes a $30,000 signing bonus in 2000.
(o)	Includes an $18,600 car allowance for 2002 and 2001, and a $10,075 car allowance for 2000.
(p)	Includes (i) a $50,251 retention award and $6,170 in relocation related expenses in 2001, and (ii) $119,888 in relocation related expenses in 2000.
(q)	Includes (i) interest expense of $42,143 in 2002, $42,896 in 2001 and $44,372 in 2000 in connection with the loan made by Midas to Mr. Warzecha to allow Mr. Warzecha to acquire restricted stock pursuant to Midas’ Executive Stock Ownership Program, which interest Midas has agreed to forgive during the period of Mr. Warzecha’s employment, and (ii) an $18,600 car allowance for each of 2002, 2001 and 2000.
(r)	Includes $20,000 for repurchased stock options in 2001.
(s)	Mr. Parker joined Midas in May 2001.
(t)	Includes a $25,000 guaranteed bonus in each of 2002 and 2001, and a $25,000 signing bonus in 2001.
(u)	Includes a $14,400 car allowance for 2002 and a $7,800 car allowance for 2001.
(v)	Includes relocation related expenses of $10,026 in 2002 and $121,554 in 2001.

Option Grants in Fiscal 2002

The following table shows, for some of the executive officers named in the summary compensation table, options to purchase common stock of Midas granted during fiscal 2002. Messrs. Province, Vonk, Shaneyfelt and Warzecha were not granted any options in 2002 and, therefore, are not listed in the table. No stock appreciation rights were granted during 2002.

Name	Number of Securities Underlying Options Granted (a)	% of Total Options Granted to Employees In 2002	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
					5% ($)	10% ($)
William M. Guzik	50,000	22.0%	13.40	5/9/12	$421,400	$1,067,800
J. Lynn Parker	10,000	4.4%	13.40	5/9/12	$84,300	$213,600

(a)	Each option was granted with an exercise price equal to the fair market value of the common stock on the date of grant. Options become exercisable in equal annual installments on each of the first five anniversaries of the date of grant. In the event of a Change in Control, as defined in Midas’ Stock Incentive Plan, each option becomes fully exercisable or, in certain cases, will be settled in cash by Midas.

(b)	The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of common stock. The calculations were based on the exercise price per share and the term of the options.

Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

The following table shows information with respect to the executive officers named in the summary compensation table regarding the exercise of options to purchase common stock during fiscal 2002 and unexercised options held as of December 28, 2002.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at December 29, 2001 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 28, 2002 ($) (a) Exercisable/Unexercisable
Wendel H. Province	0	—	0/0	0/0
Gary B. Vonk	0	—	30,000/120,000	0/0
William M. Guzik	0	—	14,000/96,000	0/0
Steven D. Shaneyfelt	0	—	31,000/74,000	0/0
John A. Warzecha	0	—	73,756/22,000	0/0
J. Lynn Parker	0	—	5,000/30,000	0/0

(a)	Based on the closing price of Midas’ common stock on December 27, 2002 (i.e., $5.80), as reported for New York Stock Exchange Composite Transactions.

Pension Plans

Midas maintains qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by the employee based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989–1991), up to a maximum of 20 years. The benefit formula also includes special minimum benefits based on credited service accrued through December 31, 1988, and covered compensation at retirement.

The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service.

Projected Annual Pension

Covered Compensation (a)	Years of Credited Service (b)
	5	10	15	20 or more
$ 300,000	$15,000	$30,000	$45,000	$60,000
400,000	20,000	40,000	60,000	80,000
500,000	25,000	50,000	75,000	100,000
600,000	30,000	60,000	90,000	120,000
700,000	35,000	70,000	105,000	140,000
800,000	40,000	80,000	120,000	160,000
900,000	45,000	90,000	135,000	180,000
1,000,000	50,000	100,000	150,000	200,000
1,100,000	55,000	110,000	165,000	220,000
1,200,000	60,000	120,000	180,000	240,000

(a)	Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b)	As of December 28, 2002, Messrs. Province, Vonk, Guzik, Shaneyfelt, Warzecha and Parker had 5, 1, 3, 2, 27 and 1 years of credited service, respectively.

Change in Control and Other Agreements with Named Executive Officers

Midas entered into Change in Control Agreements (the “Change in Control Agreements”) with Messrs. Province, Vonk, Guzik, Shaneyfelt, Warzecha and certain other officers of Midas. The Change in Control Agreements were a result of a determination by the Board that it was important and in the best interests of Midas and its shareholders to ensure that, in the event of a possible change in control of Midas, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Midas’ assets, other than a transaction in which the beneficial owners of the common stock prior to the transaction own at least two-thirds of the voting securities of Midas resulting from such transaction, no person owns 25% or more of the voting securities of the corporation resulting from such transaction and the members of the Midas Board of Directors constitute at least a majority of the members of the Midas Board resulting from such transaction, (ii) the consummation of a plan of complete liquidation or dissolution of Midas, (iii) the acquisition by any person or group of 25% or more of Midas’ voting securities, or (iv) persons who were directors of Midas on January 30, 1998 (or their successors as approved by a majority of the members of the Midas Board) cease to constitute a majority of the Midas Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements (a “Qualifying Termination”). The principal benefits to be provided to officers under the Change in Control Agreements are (i) a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in Midas’ employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of Midas, would constitute a “parachute payment” as defined in the Internal Revenue Code (the “Code”) and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, Midas will pay such tax and any taxes on such payment.

In 2001, the Board approved an amendment to the Change in Control Agreements for those officers who were then participating in Midas’ Executive Stock Ownership Program (including Messrs. Province and Warzecha). See “Indebtedness of Management” below. The amendment provides that, in the event of a Qualifying Termination, in addition to the benefits described above, Midas would agree to forgive the officer’s obligation to repay to Midas the amount, if any, by which (i) the outstanding principal balance under the promissory note executed by the officer in favor of Midas in 1999 (under Midas’ Executive Stock Ownership Program) exceeds (ii) the market value of the shares of Midas common stock purchased by the officer pursuant to the note, as determined at the time of the Qualifying Termination. It was the Board’s determination that this amendment is consistent with the original intention of the Change in Control Agreements to ensure the stability and continuity of management in the event of any such possible change in control. Although this amendment remains in place for the affected officers referenced above, its provisions are no longer relevant to the extent that no current officer of Midas remains obligated to Midas under an Executive Stock Ownership Program promissory note. See “Indebtedness of Management” below.

The Change in Control Agreements are not employment agreements, and do not impair the right of Midas to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his employment at any time.

In October 2002, immediately following Wendel H. Province’s resignation as Midas’ Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of Midas’ key executive officers, including Messrs. Guzik, Warzecha and Shaneyfelt, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provides for a cash payment of $75,000 (subject to required tax withholdings) on each of April 1, 2003 and October 1, 2003, but only if the executive officer remains employed by Midas in his current capacity as of such dates. In addition, each package provides for a severance payment in an amount equal to one year’s base salary in the event that the executive officer’s employment is terminated without cause at any time in the future. The executive officer would not be entitled to the one year severance payment if the termination also triggers the three year severance payment provided for under the Change in Control Agreements described above.

Also as a result of Mr. Province’s resignation as Midas’ Chairman and Chief Executive Officer, in October 2002, the Board of Directors approved a special compensation package for Gary B. Vonk to serve as Midas’ President and Acting Chief Executive Officer during the management transition period. The package provided for an annual base salary at the rate of $445,000 per year, effective October 1, 2002. In addition, Mr. Vonk was granted 40,000 restricted shares which vest on the earlier to occur of (i) November 11, 2004, (ii) the date on which Mr. Vonk’s employment with Midas is terminated for any reason (other than by Midas for cause) following the Board’s appointment of a new Chief Executive Officer other than Mr. Vonk, and (iii) any Change in Control, as defined in Midas’ Stock Incentive Plan. The package also provided for a lump sum severance payment in an amount equal to one year’s base salary in the event of any termination of Mr. Vonk’s employment without cause, except if such termination also triggered the three year severance payment provided for under Mr. Vonk’s Change in Control Agreement. Mr. Vonk resigned as Midas’ President and Acting Chief Executive Officer in January 2003 upon the appointment of Alan D. Feldman as Midas’ new President and Chief Executive Officer.

Indebtedness of Management

In connection with Midas’ Executive Stock Ownership Program, Messrs. Province, Warzecha and Ronald J. McEvoy, Midas’ former Executive Vice President and Chief Information Officer, were previously indebted to Midas solely for the purpose of purchasing shares of Midas’ common stock. Each individual was an executive officer of Midas at the time of the loan, with Mr. Province being the former Chairman of the Board. Of these three individuals, only Mr. Warzecha remains an executive officer of Midas as of the date of this proxy statement. Each loan bore interest at a rate of 6% per annum and had a four-year term that was accelerated upon a termination of employment. Midas agreed to waive all interest that accrued while the borrower was employed by Midas.

Only the loan made by Midas to Mr. Province remains outstanding as of the date of this proxy statement. Subsequent to his resignation as Midas’ Chairman and Chief Executive Officer on September 21, 2002, Mr. Province was provided a severance package which, among other things, extended his loan from Midas for an additional three years. However, this extension was expressly contingent upon Mr. Province’s immediate payment to Midas of a substantial portion (i.e., $750,000) of his then outstanding loan balance. The remaining principal balance under the loan, after application of the $750,000 payment described above, is $1,749,992. Mr. Province is required to retire the remaining loan balance pursuant to three equal installments, payable on the first, second and third anniversaries of the original loan maturity date (i.e., October 21, 2002). During the extension period, interest continues to accrue on the unpaid principal balance at the rate of 6% per annum, and all interest accruing after the resignation date must be paid by Mr. Province. As collateral for these payment obligations, Mr. Province has pledged to Midas all of the shares of common stock that he acquired with the original loan proceeds. In accordance with the Sarbanes-Oxley Act of 2002, Midas will not, in the future, provide any new loans to its executive officers.

As part of the severance package given to Mr. McEvoy in connection with his resignation as Midas’ Chief Information Officer on May 28, 2002, Midas agreed to forgive $564,686 of his then outstanding loan balance of $800,009. This forgiveness amount represented the shortfall between (i) the outstanding principal balance under the promissory note executed by Mr. McEvoy in favor of Midas in 1999 (under Midas’ Executive Stock Ownership Program) and (ii) the market value of the shares of Midas common stock purchased by Mr. McEvoy pursuant to the note (as of the date of sale of such shares by Mr. McEvoy). However, this forgiveness was expressly contingent upon his immediate payment to Midas of a substantial portion (i.e., $235,323) of the outstanding balance. Midas also agreed to pay to Mr. McEvoy an amount equal to the taxes resulting from the forgiveness described above.

On March 17, 2003, in order to better effectuate the original purposes of the Executive Stock Ownership Program, Midas agreed to forgive $269,093.60 of Mr. Warzecha’s then outstanding loan balance of $400,004. This forgiveness amount represented the shortfall between (i) the outstanding principal balance under the promissory note executed by Mr. Warzecha in favor of Midas in 1999 (under Midas’ Executive Stock Ownership Program) and (ii) the market value of the shares of Midas common stock purchased by Mr. Warzecha pursuant to the note (as of the note’s maturity date). However, this forgiveness was expressly contingent upon his immediate payment to Midas of a substantial portion (i.e., $130,910.40) of the outstanding balance. Midas also agreed to pay to Mr. Warzecha an amount equal to the taxes resulting from the forgiveness described above.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of three independent directors. The Committee approves the compensation for the executive officers of Midas named in the Summary Compensation Table and other executive officers, except that the Committee reviews and recommends to the Board of Directors for its approval the compensation of the Chief Executive Officer. The Committee’s responsibilities include authorizing all salary increases for executive officers and direct reports to the Chief Executive Officer, approving the formula, performance goals and awards under the Annual Incentive Compensation Plan and the Stock Incentive Plan, and reviewing salary policy for all salaried employees.

Actual and potential awards, as well as performance criteria, vary in proportion to each executive officer’s accountability and responsibility for the performance of Midas with respect to policy-making and execution. Midas’ salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. Midas’ programs also seek to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Annual Incentive Compensation Plan focuses on continuous improvement in annual financial performance. The Stock Incentive Plan is designed to reward creation of shareholder value over the longer term.

The Committee, with the assistance of independent compensation consultants, periodically assesses the consistency of Midas’ executive compensation programs with the Committee’s guidelines, Midas’ business strategy and general market practices. The consultants’ review is based on a competitive analysis of Midas’ compensation practices compared to a group of domestic companies of similar scope and engaged in similar lines of business. While not identical to the peer group of companies used in the Performance Graph contained in this proxy statement, this comparator group includes those competitors with whom Midas competes for similar executive talent. The Committee is satisfied that the executive compensation program is consistent with the stated policy. For the 2002 fiscal year, executive compensation was comprised of base salary, recruitment related expenses, and guaranteed bonuses, as well as stock options under the Stock Incentive Plan.

Base Salary

Base salary ranges for executive officers, as well as all salaried employees of Midas, are determined pursuant to a widely-used job evaluation system, which Midas has had in place for some time. However, salary ranges are not based exclusively on a formula; rather, the salary ranges are derived from each position’s required skills and responsibilities as compared to the average salary level of like positions within comparable companies provided through various relevant independently generated databases. For the named executive officers, the databases included the group of comparator companies referenced above.

While Midas generally targets executive base salaries at the market median (the 50th percentile) to establish the relevant salary ranges, the Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, individual performance, experience and longer term potential. The Committee approves salary actions for approximately twenty key executive positions.

The performance of each executive officer is evaluated annually following the close of the fiscal year so each executive’s performance can be assessed within the context of Midas’ financial performance for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual contribution to the performance and profitability of Midas. Base salary adjustments for executives during 2002 averaged less than 4%, and no base salary adjustments for the executive officers named in the Summary Compensation Table are planned for 2003.

CEO Compensation

The salary of Wendel H. Province, Midas’ former Chairman and Chief Executive Officer, was originally established pursuant to an offer of employment just prior to the spin-off of Midas from Whitman Corporation in 1998 and was consistent with what was deemed necessary and appropriate to attract and retain a qualified executive to assume the position of Chairman and Chief Executive Officer. In Midas’ fourth year as a public company, the Committee determined that Mr. Province’s base salary of $600,000 would remain unchanged for 2002. Furthermore, Mr. Province did not receive any bonuses, restricted stock awards or stock options for 2002.

The salary of Gary B. Vonk, Midas’ President and Acting Chief Executive Officer following Mr. Province’s resignation in September 2002, was established by the Committee in consultation with Midas’ independent compensation consultants. Such salary was based upon a review of the competitive practices of comparable general industry and other specialty retail companies for similarly-situated executives and was determined by the Committee to be necessary and appropriate in order to persuade Mr. Vonk to assume the position of President and Acting Chief Executive Officer during the management transition period. Mr. Vonk’s annual base salary rate was, therefore, adjusted from $345,000 to $445,000 commencing on October 1, 2002. In addition, Mr. Vonk was granted 40,000 shares of restricted stock as part of his compensation package. See “Change in Control and Other Agreements with Named Executive Officers” for more details concerning Mr. Vonk’s compensation package.

Annual Incentives

The executive officers named in the Summary Compensation Table, together with approximately fifteen additional executives, participate in the Annual Incentive Plan. The Committee administers the Annual Incentive Compensation Plan. The Committee has the power to extend, amend or terminate the Annual Incentive Compensation Plan and to approve or modify the incentive formula, performance measures and/or the target and actual awards. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each participant’s accountability for the business plans of Midas and are expressed as a percentage of base salary. During 2002, the amount of incentive compensation for any participant in the Annual Incentive Compensation Plan was 60% dependent on Midas’ operating income performance relative to pre-established targets and 40% dependent on the attainment of such participant’s individual objectives. Midas paid no incentive awards to named executive officers for the 2002 plan year, except for Mr. Parker, whose bonus was guaranteed when he was hired in May 2001.

Stock-Based Long-Term Incentives

Midas directly aligns the interests of management with those of its shareholders through the Stock Incentive Plan and through the periodic grant of stock options to its executives. General stock option grant guidelines have been established based on competitive practices of similarly-situated general industry and other specialty retail companies, the executive’s position, and the ability to influence longer-term operating performance. In making grants of stock options, the Committee considers the performance of Midas since the last grant, the level of stock options previously granted to the executive, and the performance of the executive.

Midas’ Stock Incentive Plan provides for the grant of non-qualified and incentive stock options at exercise prices equal to the closing market price on the date of grant. On May 9, 2002, the Committee approved a grant to Messrs. Guzik and Parker of options to purchase 50,000 shares and 10,000 shares, respectively, of common stock of Midas. Options granted to the Chief Executive Officer and the other executives are generally exercisable for ten years, absent earlier termination of employment, and provide for deferred vesting over five years to encourage retention of executives. The Stock Incentive Plan provides executives of Midas with a significant interest in the creation of shareholder value through long-term growth in the price of common stock.

The Committee believes that direct ownership of Midas stock serves to further align executive interests with that of shareholders. Accordingly, in 1999, Midas established the Executive Stock Ownership Program. Under this program, members of senior management, including the Chief Executive Officer, were called upon to acquire Midas shares in an amount equal to multiples of their base salary. To facilitate the purchase of Midas stock, Midas provided loans to certain executives. Only the loan that was extended to Mr. Province remains outstanding as of the date of this proxy statement. See “Indebtedness of Management” for more details concerning Mr. Province’s loan. The Midas Executive Stock Ownership Program was discontinued after 1999, and, as a result, there have been no new participants since the beginning of 2001.

The Committee’s current policy is that compensation payable to Midas’ named executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Tax deductibility is one criterion the Committee considers when establishing compensation programs and strategy. The Stock Incentive Plan is structured with the intention that the compensation payable pursuant to this plan would qualify as “performance based” compensation, which is not subject to the $1 million deductibility limit under Section 162(m).

The compensation paid to Mr. Province in 2002 exceeded the deductibility limit of Section 162(m), and that portion, which is over the limit, is not expected to be tax deductible. It was the view of the Committee and the full Board that the benefits of (a) ensuring the continued services of Mr. Province through the date of his resignation and (b) providing a fair and equitable severance package to Mr. Province outweighed Midas’ ability to obtain a tax deduction for the amount concerned.

THE COMPENSATION COMMITTEE

Archie R. Dykes, Chairman

Herbert M. Baum

Jarobin Gilbert, Jr.

PERFORMANCE GRAPH

The following performance graph compares Midas’ cumulative total shareholder return on common stock from January 30, 1998 (the date of Midas’ initial spin-off as an independent public company) to December 28, 2002 with the cumulative total return of Standard & Poor’s 500 Stock Index (“S&P 500”) and Standard & Poor’s 600 Specialty Stores (“Peer Group”), neither of which includes Midas. The companies in the Peer Group include O’Reilly Automotive, Inc., Pep Boys, and TBC Corporation. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

Company/Index	1/30/98	12/26/98	1/1/00	12/30/00	12/29/01	12/28/02

MIDAS, INC.	$100.00	$198.50	$136.38	$74.75	$73.06	$36.53

S&P 500 INDEX	$100.00	$126.86	$153.93	$139.91	$124.67	$95.56

S&P 600 SPECIALTY STORES	$100.00	$99.50	$106.35	$96.73	$150.98	$126.20

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2004 Annual Meeting of Shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 4, 2003. In addition, regardless of whether a shareholder proposal is set forth in the notice of annual meeting to a proxy statement as a matter to be considered by shareholders, Midas’ Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2003 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 21, 2003, who is entitled to vote at the 2003 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2003 annual meeting must have been received by the Corporate Secretary after the close of business on February 8, 2003 and prior to the close of business on February 28, 2003. The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2003 annual meeting. The 2004 annual meeting is expected to be held on May 6, 2004. A shareholder proposal or nomination intended to be brought before the 2004 annual meeting must be received by the Corporate Secretary after the close of business on February 8, 2004, and prior to the close of business on February 28, 2004. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of common stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2002 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

A copy of Exhibits to the Annual Report on Form 10-K may be obtained upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Chicago, Illinois

April 2, 2002

EXHIBIT A

MIDAS, INC.

BOARD OF DIRECTORS

AUDIT AND FINANCE COMMITTEE CHARTER

I.	PURPOSE: To assist the Board in fulfilling its responsibilities to the shareholders of Midas, Inc. (the “Company”), potential shareholders and the investment community, the Audit and Finance Committee will provide independent and objective oversight of the Company’s accounting and finance functions and internal controls and will monitor the objectivity of the Company’s financial statements. In addition, the Committee will prepare all the Committee reports required under law and will provide an open avenue of communication between Company’s management, internal auditors, independent auditors, and the Board of Directors.

II.	COMMITTEE MEMBERS: The Committee shall consist of at least three directors appointed by the Board of Directors. Committee members shall not be officers or employees of the Company or one of its subsidiaries and shall, in the opinion of the Board, meet the independence and financial literacy requirements of the New York Stock Exchange and relevant law. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. The Committee will endeavor to have at least one member who meets the qualifications of a “financial expert”, as defined under relevant law. If at least one member of the Committee does not meet the qualifications of a “financial expert”, as defined under relevant law, then the Board of Directors shall conduct a search to add a member to the Committee who does meet the qualifications of a “financial expert”. Committee members shall hold their offices until their successors are elected and qualified, or until their earlier resignation or removal. All Committee vacancies shall be filled by the Board. The Board of Directors shall designate one of the Committee members as Chairman of the Committee.

III.	COMMITTEE MEETINGS: The Committee shall meet as appropriate, but not less than four times a year. The Committee shall meet periodically with management, internal auditors (or other personnel responsible for the internal audit function), and the independent auditors in separate executive sessions to discuss matters privately. All meetings shall be conducted pursuant to the applicable provisions of the Company’s By-Laws and this Charter. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. A majority of the members of a Committee shall constitute a quorum for the transaction of business. Minutes of meetings will be prepared and the Committee will report to the Board the results of its meetings, including its conclusions with respect to the Company’s independent auditors. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

IV.	DUTIES AND RESPONSIBILITIES: While the Committee has the responsibilities and powers set forth in the Company’s By-Laws and this charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. However, in addition to any additional similar matters which may be referred to the Committee from time to time by the full Board, the Committee does have the following specific duties and responsibilities:

Review Procedures

1. Review and reassess the adequacy of this charter at least annually. Submit this charter to the Board for approval and have the document published in accordance with the SEC and NYSE rules.

2. Review the Company’s annual audited financial statements prior to filing with the SEC or distribution to shareholders and the public. Based on review and discussions, make recommendations to the Board whether the Company’s annual audited financial statements should be filed with the SEC. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards (SAS) 61.

Independent Auditors

1. Appoint or replace the independent auditors (subject, if applicable, to stockholder ratification), and pre-approve all audit engagement fees and terms (including providing comfort letters in connection with securities underwritings) and all non-audit engagements with the independent auditors as required by applicable law and NYSE listing rules. The Audit and Finance Committee may consult with management but shall not delegate these responsibilities. Ensure the rotation of the lead audit partner and such other members of the audit team as required by law and consider whether to rotate the audit firm itself.

2. On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. The Company’s independent auditors may not perform the following services for the Company:

•	accounting or bookkeeping services;

•	internal audit services related to accounting controls, financial systems or financial statements;

•	financial information systems design implementation;

•	broker, dealer, investment banking or investment adviser services;

•	appraisal or valuation services;

•	actuarial services;

•	management services or human resources; and

•	legal or other expert services.

3. Review the independent auditors’ annual audit plan. Discuss scope, staffing, locations, reliance upon management and general audit approach.

Financial Reporting Process

1. Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with SAS No. 61, including such things as management judgments and accounting estimates, significant audit adjustments, disagreements with management and difficulties encountered in performing the audit.

2. Consider the independent auditors’ judgments about the quality (not just the acceptability) and appropriateness of the Company’s accounting principles as applied in financial accounting. Inquire as to the independent auditors’ views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are considered acceptable under GAAP.

3. Review (a) the accounting treatment accorded significant transactions, (b) any significant accounting issues, including any second opinions sought by management on accounting issues, (c) the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods, regulatory and accounting initiatives, and off-balance sheet structures on the financial statements of the Company and (d) the Company’s use of reserves and accruals, as reported by management and the independent auditors.

Internal Controls and Legal Compliance

1. Review significant reports prepared by the controller’s office and/or internal audit group, together with management’s response and follow-up to these reports.

2. Review the appointment, performance and replacement of any senior personnel responsible for financial reporting and/or financial management.

3. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls and ensuring that all individual’s possess an understanding of their roles and responsibilities.

4. Consider and review with management, the internal audit group and the independent auditors the effectiveness of the Company’s internal controls. Review with management a timetable for implementing recommendations to correct any material weaknesses in internal controls.

5. Review management’s monitoring of the Company’s compliance with laws and the Company’s Code of Ethics and confirm that management has proper review systems in place to ensure that the Company’s financial statements, reports and other information disseminated to governmental organizations, and the public, satisfy legal requirements.

6. Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounts controls and auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

7. Obtain from the independent auditors assurance that Section 10A (audit requirements) of the Securities Exchange Act of 1934 has not been implicated.

8. With the support of the internal audit group, request and receive reports on the design and implementation of internal controls. Monitor significant changes in internal controls, inform the Board, as appropriate, and address any weaknesses.

9. Review the annual internal audit plan. Discuss scope, staffing, locations, reliance upon management and general internal audit approach.

Miscellaneous

1. Annually prepare a report to shareholders as required by the SEC in the Company’s annual proxy statement.

2. The Committee may make or authorize investigations into any matters within the Committee’s scope of responsibilities and, in connection therewith, may retain independent counsel, accountants or others to assist it without having to seek the approval of the Board.

3. The Audit and Finance Committee shall perform any other activities consistent with this charter, the Company’s By-laws and governing law, as the Audit and Finance Committee deems appropriate or necessary.

P R O X Y

                               COMMON STOCK PROXY

                                   Midas, Inc.
                           1300 Arlington Heights Road
                             Itasca, Illinois 60143

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all of the shares of Common Stock which the undersigned would be entitled to vote if personally present at the
Annual Meeting of Shareholders of Midas, Inc. to be held on May 8, 2003, and at any adjournment thereof as specified on the reverse side.

Election of Director Nominee:                       (change of address)

1. Jarobin Gilbert, Jr.

                           (continued on reverse side)

                                                                    SEE REVERSE
                                                                        SIDE
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                              FOLD AND DETACH HERE

                     ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the
Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/mds.

[X]  Please mark your votes as in this example.

The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR proposals 1 and 2. This proxy revokes any proxy previously given.

                                FOR        WITHHELD
1.   Election of Director       [_]           [_]

2.   Ratification of the appointment of KPMG LLP as the independent auditors of
     Midas, Inc. for the fiscal year ending January 3, 2004.

FOR               AGAINST             ABSTAIN
[_]                 [_]                 [_]

In their discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If you plan to attend the Annual
Meeting, please check the box and an admittance card will be mailed to you. [_]

Change of address on reverse side [_]

IMPORTANT: Please sign exactly as your name(s) appear to the left. Joint owners should each sign personally. If you sign as agent or in any other capacity, please state the capacity in which you are signing.

SIGNATURE(S)                                                                DATE

                              FOLD AND DETACH HERE

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Dear Shareholder:

Midas, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares via a toll-free telephone number or via the Internet. This eliminates the need to return the proxy card.

To vote your shares by telephone or Internet, you must use the voter control number printed on your proxy card. The series of numbers that appear in the box printed on your proxy card must be used to access the system.

1. To vote by telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE
(1-877-779-8683), 24 hours a day, 7 days a week.

2. To vote over the Internet: Go to the website http://www.eproxyvote.com/mds.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.